Exhibit 10.2
***INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.
CHANNEL REPRESENTATION SERVICES ADDENDUM
     Effective this 7th day of October (the “Effective Date”), immixTechnology, Inc. (“immixTechnology”), will provide Channel Representation Services to Sourcefire, Inc., (“Vendor”) pursuant to the terms and conditions listed below. This Addendum shall be subject to the terms and conditions of the Government Reseller Agreement between immixTechnology and Vendor entered into as of October 8, 2002, as amended (the “Reseller Agreement”). All capitalized terms contained within this Addendum shall have the same meaning as set forth in the Reseller Agreement.
1. AUTHORITY. Pursuant to Section 7.4 of the Reseller Agreement, Vendor has agreements in place with a number of partners which Vendor has authorized to sell to Government Customers through the immixTechnology GSA Schedule. immixTechnology agrees to submit a modification to its GSA schedule to add such Vendor partners to its GSA Schedule as participating dealers. Exhibit A sets forth a list of the partners Vendor authorizes immixTechnology to add for its Product sales as of the Effective Date (“Authorized Resellers”). Vendor shall inform immixTechnology of any updates to this list, and upon written notice, immixTechnology shall be authorized to add such of Vendor’s partners as immixTechnology approves. No amendment shall be required for this authorization.
2. VENDOR AGREES TO:
2.1 Provide contact information for its partners authorized as Authorized Resellers.
2.2 Respond to requests with respect to whether a reseller should be allowed to participate in the channel program in a timely manner.
2.3 Vendor shall immediately inform its partner in writing in the event that Vendor terminates a Partner Agreement, expressly stating that the partner no longer has the right to make offers to sell Vendor’s Products on the immixTechnology GSA schedule. In the event that the terminated partner has accepted an order as a participating dealer which extends beyond the date of termination, Vendor shall not interfere with fulfillment of the order by the participating dealer or by immixTechnology. If the terminated partner has issued an open quotation as a participating dealer which extends beyond the date of termination and the Government Customer issued a purchase order against such quotation, Vendor will honor and fulfill such order, provided, however, that Vendor reserves the right to contact such Government Customer regarding such order.
2.4 Vendor certifies that it shall not use unethical practices, or in cases of dealing with the Government, violate 31 U.S.C. 1352 (concerning payments to influence federal transactions) or the Procurement Integrity Act (Subsection 27(a) of the Federal Procurement Policy Act, (42 U.S.C. 423) as amended by Section 814 of Public Law (101-189) to obtain information or to secure business for Vendor.
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3. IMMIXTECHNOLOGY AGREES TO:
3.1 Assist Vendor in introducing its program to Vendor’s authorized partners.
3.2 Enter into and maintain a participating dealer agreement with the Vendor’s Authorized Resellers; provided, however, that immixTechnology, in its sole but reasonable discretion, may refuse to add an Authorized Reseller as a result of credit concerns, past performance issues or poor integrity.
3.3 Promptly terminate any participating dealer agreement with respect to Vendor’s Products upon notice from Vendor that such reseller is no longer authorized. Upon termination, immixTechnology shall submit a modification to its GSA schedule to remove the participating dealer. Upon such termination, immixTechnology shall have no further right to allow such reseller to make offers to sell Vendor’s products and services through the immixTechnology GSA Schedule.
3.4 Collect and analyze point of sale information from each Vendor participating dealer on a monthly basis.
3.5 Provide Vendor with a summary of all point of sale information provided by Vendor’s participating dealers.
3.6 Collect Industrial Funding Fee payments for GSA schedule transactions from the Vendor participating dealers and pay to the Government.
3.7 immixTechnology certifies that it shall not use unethical practices, or in cases of dealing with the Government, violate 31 U.S.C. 1352 (concerning payments to influence federal transactions) or the Procurement Integrity Act (Subsection 27(a) of the Federal Procurement Policy Act, (42 U.S.C. 423) as amended by Section 814 of Public Law (101-189) to obtain information or to secure business for Vendor.
4. FEES AND EXPENSES
4.1 This Section 4 shall serve as Schedule B referenced in Section 7.4 of the Reseller Agreement.
4.2 In consideration of the Channel Representation Services provided hereunder, the parties contemplate compensation of immixTechnology by the following: Opportunities quoted by a Vendor Authorized Reseller to an eligible Government ordering activity followed by a purchase, task or delivery order placed with Vendor Authorized Reseller referencing an immixTechnology contract, or a contract of any immixTechnology parent or affiliate. Compensation for these transactions will be earned as a commission paid by Vendor to immixTechnology at the rate of ***% of the gross amount received by Vendor for the Opportunity.
4.3 All payments for Channel Representation Services hereunder shall be due net forty-five (45) days from Vendor’s receipt of invoice. immixTechnology will invoice Vendor by the fifteenth (15th) day of the month following Vendor Authorized Resellers’s submission of Point of Sale documentation to immixTechnology. immixTechnology will provide Vendor with Point
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of Sale documentation with invoices sent to Vendor. An invoice shall be deemed insufficient for payment without Point of Sale documentation.
5. MISCELLANEOUS
5.1 Vendor shall not be held responsible for Authorized Resellers’ compliance with the immixTechnology Channel program or any agreement between an Authorized Reseller and immixTechnology, or for any payments due by an Authorized Reseller to immixTechnology or the Government.
5.2 The terms of the Reseller Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their duly authorized representatives.

Sourcefire, Inc.	immixTechnology, Inc.

By:	By:

/s/Todd Headley	/s/Scott Needleman

Print Name: Todd Headley	Print Name: Scott Needleman

Title: CFO	Title: Vice President

Date: 10/7/09	Date: 10/8/09
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